Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion and incorporation by reference in this registration statement of our reports dated February 11, 2002, included in the Company’s Form 10-K for the year ended December 31, 2001, as amended, and to all references to our Firm included in this registration statement.

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP
Chicago, Illinois

June 12, 2002